UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 13, 2006
NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32548 (Commission File Number)	52-2141938 (IRS Employer Identification No.)

46000 Center Oak Plaza Sterling, Virginia (Address of principal executive offices)	20166 (Zip Code)

Registrant’s telephone number, including area code	(571) 434-5400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information
     NeuStar today provided details about stock trading plans implemented by its senior officers in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and NeuStar’s policies regarding stock transactions by its employees. The quarterly and annual amounts of the sales under these plans are within guidelines established by the NeuStar Board of Directors, which limit any sales of NeuStar stock by its executive officers to the pre-arranged Rule 10b5-1 trading plans.
     These 10b5-1 trading plans were adopted to allow the Company’s Section 16 officers to diversify their personal investments by selling pre-determined, fixed amounts of their NeuStar shares in a programmed fashion. Under such plans, once they are established individuals have no discretion or control over the timing or amounts of the sales, thereby avoiding concerns that such transactions might be initiated while executives are in possession of material, non-public information.
     Under the terms of these Rule 10b5-1 trading plans, if pre-established plan criteria are met, during the remainder of 2006, Jeffrey E. Ganek, the Company’s Chairman and Chief Executive Officer, will sell up to 287,586 shares and still have holdings of 1,545,730 shares at December 31, 2006; Michael Lach, the Company’s President and Chief Operating Officer, will sell up to 196,920 shares and have holdings of 1,058,196 shares at December 31, 2006; Jeffrey A. Babka, the Company’s Chief Financial Officer, will sell up to 115,996 shares and have holdings of 495,382 shares at December 31, 2006; and Mark D. Foster, the Company’s Chief Technology Officer, will sell up to 236,541 shares and have holdings of 1,281,406 shares at December 31, 2006. The references to equity holdings at December 31, 2006 includes shares of common stock, options and restricted shares regardless of vesting schedules and excludes any future grants or awards.
     Each of the Company’s other executive officers has also entered into a Rule 10b5-1 trading plan in order to sell a portion of his NeuStar stock. Sales made pursuant to these plans will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuStar, Inc. (Registrant)
Date: March 13, 2006	By:	/s/ Jeffrey E. Ganek
		Name:	Jeffrey E. Ganek
		Title:	Chairman and Chief Executive Officer